Exhibit 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

SANDS CHINA LTD.

(incorporated in the Cayman Islands with limited liability)

(Stock Code: 1928)

ANNOUNCEMENT OF INTERIM RESULTS

FOR THE SIX MONTHS ENDED JUNE 30, 2011

Financial Highlights:

•

We generated an all-time half year record of US$754.9 million (HK$5,875.2 million) of adjusted EBITDA across all our Group properties, an increase of 36.2% compared to US$554.4 million (HK$4,314.7 million) in the first half of 2010.

•	Total net revenues for the Group increased 19.2% to US$2,360.8 million (HK$18,373.4 million) in the first half of 2011, compared to US$1,980.5 million (HK$15,413.6 million) in the first half of 2010.

•	Profit for the Group increased 115.4% to US$539.5 million (HK$4,198.8 million) in the first half of 2011, compared to US$250.5 million (HK$1,949.6 million) in the first half of 2010.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in our 2010 Annual Report.

RESULTS OF OPERATIONS

The Board of Directors (the “Board”) of Sands China Ltd. (“we” or our “Company”) is pleased to announce the unaudited consolidated results of the Company and its subsidiaries (the “Group”) for the six months ended June 30, 2011 compared to the six months ended June 30, 2010.

Note:	The translation of US$ amounts into HK$ amounts has been made at the rate of US$1.00 to HK$7.7827 (six months ended June 30, 2010: US$1.00 to HK$7.7827) for the purposes of illustration only.

Net Revenues

Our net revenues consisted of the following:

	Six months ended June 30,
	2011	2010	Percent change
	(US$ in millions, except percentages)
Casino	2,083.6	1,768.5	17.8%
Rooms	86.7	67.5	28.4%
Food and beverage	38.8	34.9	11.2%
Mall	69.0	54.5	26.6%
Convention, ferry, retail and other	82.7	55.1	50.1%

Total net revenues	2,360.8	1,980.5	19.2%

Net revenues were US$2,360.8 million for the six months ended June 30, 2011, an increase of US$380.3 million, or 19.2%, compared to US$1,980.5 million for the six months ended June 30, 2010. Net revenues increased in all segments, driven by strong visitation resulting in part from continuous efforts in marketing, a stable macroeconomic environment in China, as well as management’s focus on driving the high-margin mass market gaming segment, while continuing to provide luxury amenities and high service levels to our VIP premium and junket players.

Our net casino revenues for the six months ended June 30, 2011 were US$2,083.6 million, an increase of US$315.1 million, or 17.8%, compared to US$1,768.5 million for the six months ended June 30, 2010. Net casino revenues of the Sands Macao, The Venetian Macao and The Plaza Macao increased by US$62.3 million, US$217.7 million and US$35.0 million respectively, due to the factors mentioned above.

The following table summarizes the results of our casino activity:

	Six months ended June 30,
	2011	2010	Change
	(US$ in millions, except percentages and points)
Sands Macao
Total net casino revenues	634.4	572.1	10.9%
Non-rolling chip drop	1,402.2	1,193.1	17.5%
Non-rolling chip win percentage	20.2%	20.5%	(0.3	)pts
Rolling chip volume	16,022.7	13,627.8	17.6%
Rolling chip win percentage	2.86%	3.11%	(0.25	)pts
Slot handle	898.5	769.1	16.8%
Slot hold percentage	6.2%	5.8%	0.4	pts

The Venetian Macao
Total net casino revenues	1,192.1	974.4	22.3%
Non-rolling chip drop	2,004.9	1,819.6	10.2%
Non-rolling chip win percentage	26.7%	25.0%	1.7	pts
Rolling chip volume	25,758.9	19,815.3	30.0%
Rolling chip win percentage	3.09%	3.14%	(0.05	)pts
Slot handle	1,601.3	1,372.3	16.7%
Slot hold percentage	6.8%	7.2%	(0.4	)pts

The Plaza Macao
Total net casino revenues	257.1	222.1	15.8%
Non-rolling chip drop	179.4	194.6	(7.8)%
Non-rolling chip win percentage	38.8%	26.8%	12.0	pts
Rolling chip volume	7,303.6	8,562.9	(14.7)%
Rolling chip win percentage	3.14%	2.81%	0.33	pts
Slot handle	388.1	256.3	51.4%
Slot hold percentage	5.9%	5.6%	0.3	pts

Net room revenues for the six months ended June 30, 2011 were US$86.7 million, an increase of US$19.2 million, or 28.4%, compared to US$67.5 million for the six months ended June 30, 2010. The increase was primarily driven by the strong growth of average daily rate overall and higher hotel occupancy of high-yield transient and wholesale segments due to a continued focus on promotions such as the 3-day sales campaign, seasonal packages and incentive schemes given to selected wholesalers.

The following table summarizes our room activity:

	Six months ended June 30,
	2011	2010	Change
	(US$, except percentages and points)
Sands Macao
Gross room revenues (in millions)	11.1	12.8	(13.3)%
Average daily rate	247	253	(2.4)%
Occupancy rate	86.5%	97.6%	(11.1	)pts
Revenue per available room	213	247	(13.8)%

The Venetian Macao
Gross room revenues (in millions)	101.6	95.3	6.6%
Average daily rate	225	203	10.8%
Occupancy rate	88.1%	92.4%	(4.3	)pts
Revenue per available room	198	187	5.9%

The Plaza Macao
Gross room revenues (in millions)	15.1	13.5	11.9%
Average daily rate	331	288	14.9%
Occupancy rate	66.2%	71.0%	(4.8	)pts
Revenue per available room	220	204	7.8%

Note:	Information in this table takes into account rooms provided to customers on a complimentary basis that are recorded at discounted rates.

Net food and beverage revenues for the six months ended June 30, 2011 were US$38.8 million, an increase of US$3.9 million, or 11.2%, compared to US$34.9 million for the six months ended June 30, 2010. The increase was primarily due to the growth in banquet operations as a result of more group business and wedding banquets. In addition, other food and beverage outlets also experienced better performance as a result of increased property visitation.

Mall revenues for the six months ended June 30, 2011 were US$69.0 million, an increase of US$14.5 million, or 26.6%, compared to US$54.5 million for the six months ended June 30, 2010. The increase was primarily due to higher turnover rent.

Net convention, ferry, retail and other revenues for the six months ended June 30, 2011 were US$82.7 million, an increase of US$27.6 million, or 50.1%, compared to US$55.1 million for the six months ended June 30, 2010. The increase was primarily attributable to an increase in ferry revenue resulting from an increase in the number of sailings, strong growth of visitations to the Cotai Strip and higher occupancy of high-yield retail and wholesale segments.

Operating Expenses

Operating expenses were US$1,791.0 million for the six months ended June 30, 2011, an increase of US$131.4 million, or 7.9%, compared to US$1,659.6 million for the six months ended June 30, 2010. The increase in operating expenses was primarily attributable to the increase in total gaming tax as a result of increased gaming revenue, the expansion of our ferry service operations, and increases in pre-opening expenses, partially offset by decreases in loss on disposal of property and equipment, depreciation and amortization and net foreign exchange losses.

Adjusted EBITDA(1)

The following table summarizes information related to our segments:

	Six months ended June 30,
	2011	2010	Percent change
	(US$ in millions, except percentages)
The Venetian Macao	486.8	362.6	34.3%
Sands Macao	187.4	150.4	24.6%
The Plaza Macao	94.9	52.4	81.1%
Ferry and other operations	(14.2)	(11.0)	29.1%

Total adjusted EBITDA	754.9	554.4	36.2%

Adjusted EBITDA for the six months ended June 30, 2011 was US$754.9 million, an increase of US$200.5 million, or 36.2%, compared to US$554.4 million for the six months ended June 30, 2010. This strong performance was driven by significant net revenue increases in all business segments, as a result of strong visitation and management’s focus on both driving the high-margin mass market gaming segment and continuing to provide high service levels to our VIP premium and junket players. In addition, the management team continued to focus on driving operational efficiencies throughout both gaming and non-gaming areas of the business, driving further improvement in adjusted EBITDA.

(1)

Adjusted EBITDA is profit before share-based compensation, corporate expense, pre-opening expense, depreciation and amortization (net of amortization of show production costs), gain/(loss) on disposal of property and equipment, net foreign exchange gains/(losses), fair value losses on financial assets at fair value through profit or loss, interest and income tax expense. Adjusted EBITDA is used by management as the primary measure of operating performance of the Group’s properties and to compare the operating performance of the Group’s properties with that of its competitors. However, adjusted EBITDA should not be considered in isolation; construed as an alternative to profit or operating profit; as an indicator of the Group’s IFRS operating performance, other combined operations or cash flow data; or as an alternative to cash flow as a measure of liquidity. As a result, adjusted EBITDA as presented by the Group may not be directly comparable to other similarly titled measures presented by other companies.

Interest Expense

The following table summarizes information related to interest expense:

	Six months ended June 30,
	2011	2010	Percent change
	(US$ in millions, except percentages)
Interest and other finance cost	99.8	82.9	20.4%
Less — capitalized interest	(68.7)	(11.4)	502.6%

Interest expense, net	31.1	71.5	(56.5)%

Interest and other finance cost for the six months ended June 30, 2011 was US$99.8 million, an increase of US$16.9 million, or 20.4%, compared to US$82.9 million for the six months ended June 30, 2010. The increase was a result of an increase in total outstanding borrowings primarily for the development of Sands Cotai Central (formerly known as Parcels 5 and 6). The US$57.3 million increase in capitalized interest was primarily due to the recommencement of construction activities at Sands Cotai Central in May 2010.

Profit for the Period

Profit for the six months ended June 30, 2011 was US$539.5 million, an increase of US$289.0 million, or 115.4%, compared to US$250.5 million for the six months ended June 30, 2010.

Liquidity and Capital Resources

We have funded our operations through cash generated from our operations and our debt financings.

As at June 30, 2011, we had cash and cash equivalents of US$1,543.2 million and restricted cash and cash equivalents of US$434.1 million, which was primarily from the VOL Term Facility for the development of Sands Cotai Central.

Cash Flows — Summary

Our cash flows consisted of the following:

	Six months ended June 30,
	2011	2010
	(US$ in millions)
Net cash generated from operating activities	602.7	584.9
Net cash generated from/(used in) investing activities	58.2	(288.3)
Net cash used in financing activities	(160.7)	(528.6)

Net increase/(decrease) in cash and cash equivalents	500.2	(232.0)

Cash and cash equivalents at beginning of period	1,040.8	908.3
Effect of exchange rate on cash and cash equivalents	2.2	(2.6)

Cash and cash equivalents at end of period	1,543.2	673.8

Cash Flows — Operating Activities

We derive most of our operating cash flows from our casino, hotel room and mall operations. Net cash generated from operating activities for the six months ended June 30, 2011 was US$602.7 million, an increase of US$17.8 million, or 3.0%, as compared to US$584.9 million for the six months ended June 30, 2010. The increase in net cash generated from operating activities was primarily due to an increase in profit before tax, partially offset by decreases in cash flows from casino working capital.

Cash Flows — Investing Activities

Net cash generated from investing activities for the six months ended June 30, 2011 was US$58.2 million, which primarily consisted of a decrease of US$343.9 million in restricted cash and cash equivalents, offset by capital expenditures of US$291.9 million. Capital expenditures include US$278.8 million for Sands Cotai Central and US$13.2 million for our operations mainly at the Sands Macao, The Venetian Macao and The Plaza Macao.

Cash Flows — Financing Activities

For the six months ended June 30, 2011, net cash flows used in financing activities were US$160.7 million, primarily attributable to US$42.5 million for repayment of borrowings under our credit facilities, US$96.4 million for payment of interest, and US$23.0 million for payment of finance lease liabilities.

Capital Expenditures

Capital expenditures were used primarily for new projects and to renovate, upgrade and maintain existing properties. Set forth below is historical information on our capital expenditures, excluding capitalized interest:

	Six months ended June 30,
	2011	2010
	(US$ in millions)
The Venetian Macao	2.8	18.0
Sands Macao	2.1	1.9
The Plaza Macao	7.7	15.0
Ferry and other operations	0.7	2.4
Sands Cotai Central	278.8	68.1
Other developments	(0.1)	7.0

Total capital expenditures	291.9	112.4

Our capital expenditure plans are significant. We recommenced construction activities on Sands Cotai Central in May 2010 to complete phases I and II. We intend to fully fund the development and construction costs related to phases I and II with proceeds from the Global Offering, loan facilities and, to the extent necessary, cash flow from existing and future operations. We expect to commence construction of phase III at a future date as demand and market conditions warrant. As at June 30, 2011, we had capitalized construction costs of US$2.65 billion on the development of Sands Cotai Central including land, and we expect to further invest US$1.40 billion(2) to complete phases I and II.

These investment plans are preliminary and subject to change based upon the execution of our business plan, the progress of our capital projects, market conditions and the outlook on future business conditions.

Capital Commitments

Future commitments for property and equipment that are not recorded in the financial statements herein are as follows:

	June 30,	December 31,
	2011	2010
	(US$ in millions)
Contracted but not provided for	845.5	992.3
Authorized but not contracted for	671.3	795.2

	1,516.7	1,787.5

(2)

In addition to amounts expected to be invested, we currently expect to spend approximately US$200 million on construction payables, approximately US$100 million on capitalized but not paid land premium payments, and approximately US$200 million on other payables and accruals, including additional construction contingency.

Interim Dividend

The Board does not recommend the payment of an interim dividend for the six months ended June 30, 2011.

Pledge of Fixed Assets

We have pledged a substantial portion of our fixed assets to secure the loan facilities. We have pledged leasehold interests in land; buildings; building, land and leasehold improvements; furniture, fittings and equipment; construction in progress; ferries and vehicles with an aggregate net book value of approximately US$6.32 billion as at June 30, 2011 (December 31, 2010: US$6.09 billion).

Contingent Liabilities and Risk Factors

The Group has contingent liabilities arising in the ordinary course of business. Management has made certain estimates for potential litigation costs based upon consultation with legal counsel and believes that no significant loss will be incurred beyond the amounts provided for as at June 30, 2011. Actual results could differ from these estimates; however, in the opinion of management, it is not anticipated that any material liabilities will arise from the contingent liabilities.

During December 2010, the Group received notice from the Macao Government that the application for a land concession for Parcels 7 and 8 was not approved and the Group applied to the Chief Executive of Macao for a review of the decision. The Group filed an appeal with the Court of Second Instance in Macao, which has yet to issue a decision. Should the Group win the appeal, it is still possible for the Chief Executive of Macao to again deny the land concession based upon public policy considerations. If the Group does not obtain the land concession or does not receive full reimbursement of the capitalized investment in this project, the Group would record a charge for all or some portion of the US$102.1 million in capitalized construction costs, as at June 30, 2011, related to the development on Parcels 7 and 8.

The Group had commenced pre-construction on Parcel 3, and had capitalized costs of approximately US$119.5 million including land (land: US$85.2 million) as at June 30, 2011. Under the revised terms of the land concession approved by the Macao Government on August 20, 2009 that covers Parcel 3, the Group is required to complete the development of Parcel 3 by April 17, 2013. The land concession for Sands Cotai Central contains a similar requirement that the corresponding development be completed by May 2014. Management believes that if the Group is unable to complete the developments by the respective deadlines, it will likely be able to obtain an extension from the Macao Government. However, no assurances can be given that an extension will be granted. If the Group is not able to meet the deadlines and those deadlines are not extended, the Macao Government has the right to unilaterally terminate the land concessions and the Group could lose its investment in, and right to operate, any properties developed under the land concessions for Parcel 3 and Sands Cotai Central without compensation to the Group.

Capital Risk Management

The Group’s primary objective when managing capital is to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders, by pricing products and services commensurately with the level of risk.

The capital structure of the Group consists of debt, which includes borrowings (including current and non-current borrowings as shown in note 12 to the financial information), unrestricted and restricted cash and cash equivalents, and equity attributable to shareholders, comprising issued share capital and reserves.

The Group actively and regularly reviews and manages its capital structure to maintain the net debt-to-capital ratio (gearing ratio) at an appropriate level based on its assessment of the current risk and circumstances. This ratio is calculated as net debt divided by total capital. Net debt is calculated as interest bearing borrowings less cash and cash equivalents and restricted cash and cash equivalents. Total capital is calculated as equity as shown in the consolidated balance sheet plus net debt.

	June 30, 2011	December 31, 2010
	(US$ in millions, except percentages)
Interest bearing borrowings	2,885.2	2,915.0
Less: cash and cash equivalents	(1,543.2)	(1,040.8)
restricted cash and cash equivalents	(434.1)	(778.1)

Net debt	907.9	1,096.2
Total equity	4,909.4	4,362.4

Total capital	5,817.3	5,458.6

Gearing ratio	15.6%	20.1%

BUSINESS REVIEW AND PROSPECTS

Our business strategy is to continue to successfully execute our Cotai Strip developments and to leverage our integrated resort business model to create Asia’s premier gaming, leisure and convention destination. The Company continues to execute on the strategies outlined in our 2010 Annual Report. These strategies have proven to be successful in the first half of 2011 and we are confident they will continue to be so throughout the rest of the year.

We are making solid progress on the development of our integrated resort on Parcels 5 and 6 on Cotai, which on August 5, 2011 we officially branded Sands Cotai Central. The Company is completing the construction of this integrated resort development in phases. Upon completion of phases I and II of the project, Sands Cotai Central is expected to feature approximately 5,800 hotel rooms, approximately 300,000 square feet of gaming space, approximately 1.2 million square feet of retail, entertainment and dining facilities, exhibition and conference facilities and a multipurpose theater.

Phase I of the project is expected to include two hotel towers, one of which will be managed by Sheraton International Inc. and Sheraton Overseas Management Co. (collectively “Starwood”) under its Sheraton brand, as well as completion of the structural work of an adjacent hotel tower to be managed by Starwood under its Sheraton Towers brand. The second hotel tower was to be managed by Shangri-La International Hotel Management Limited (“Shangri-La”); however, in March 2011, the Company and Shangri-La mutually agreed to terminate the hotel management agreement. This second hotel tower will now be managed by Hilton Worldwide and IHG (InterContinental Hotels Group) under their Conrad and Holiday Inn brands respectively.

The Company’s anticipated opening of phase I of Sands Cotai Central will be progressive starting in the first quarter of 2012 with the opening of parcel 5, which will feature approximately 600 five-star Conrad rooms and suites along with approximately 1,200 four-star Holiday Inn rooms and suites. Parcel 5 will also open with a variety of retail offerings, more than 300,000 square feet of meeting space, several food and beverage establishments along with the approximately 106,000 square foot casino and VIP gaming areas. Phase I also includes the opening of the first hotel tower on parcel 6, which will feature approximately 2,000 Sheraton-branded rooms, along with the second casino and the remaining dining, entertainment, retail and meeting facilities, and is currently scheduled to open in the third quarter of 2012.

Phase II of the project, consisting of the second hotel tower on parcel 6, which will feature approximately 2,000 additional rooms and suites under the Sheraton Towers brand, is projected to open in early 2013. We expect to further invest US$1.4 billion(3) to complete phases I and II.

Phase III of the project is expected to include a fourth hotel and mixed-use tower to be managed by Starwood under its St. Regis brand and the total cost is expected to be approximately US$450 million. The Company intends to commence construction of phase III of the project as demand and market conditions warrant it.

On July 27, 2011, the Board was pleased to approve and announce the promotion of Mr. Edward Matthew Tracy to the position of President and Chief Executive Officer. Mr. Tracy served as the President and Chief Operating Officer of the Company from July 27, 2010 until July 27, 2011 and served as a special advisor on the Parcels 5 and 6 Capital Expenditure Committee from March 1, 2011 until July 27, 2011. Mr. Tracy has over twenty years of hands on management and development experience in the gaming and hospitality industry and we are confident in his ability to provide stability and deliver growth for the Company.

(3)

In addition to amounts expected to be invested, we currently expect to spend approximately US$200 million on construction payables, approximately US$100 million on capitalized but not paid land premium payments, and approximately US$200 million on other payables and accruals, including additional construction contingency.

CORPORATE GOVERNANCE

Corporate Governance Practices

The Company is committed to achieving and maintaining a sensible framework in the interests of monitoring the highest standards of corporate governance to safeguard the interests of shareholders and to enhance corporate value and accountability. In the Corporate Governance Report of April 13, 2011, which was published in our 2010 Annual Report, we reported that the Company has devised its own corporate governance principles and guidelines, which not only incorporate most of the policies, principles and practices set out in the Code on Corporate Governance Practices (the “CG Code”) contained in Appendix 14 of the Rules Governing the Listing of Securities (the “Listing Rules”) on The Stock Exchange of Hong Kong Limited (the “Stock Exchange”), but also incorporates corporate governance best practices.

Except as disclosed below, the Company has fully complied with all the code provisions and certain recommended best practices set out in the CG Code throughout the six months ended June 30, 2011.

Code Provision

Code Provision D.1.2

Under code provision D.1.2 of the CG Code, functions reserved to the board and those delegated to the management should be formalized and periodic review should be conducted to ensure those arrangements remain appropriate to the needs of the Company. As noted in our 2010 Annual Report, such functions were formalized and adopted on March 1, 2011.

Code Provision D.2.1

Under code provision D.2.1 of the CG Code, board committees should be formed with specific terms of reference that deal clearly with the committee’s authority and duties. The Company formed the CEO Search Committee and the Transitional Advisory Committee on July 27, 2010, shortly after the removal of Mr. Steven Jacobs as the Company’s Chief Executive Officer, President and Executive Director. Written terms of reference for these two committees were not established at that time although the committees were provided with a clear mandate from the Board. These two committees functioned as advisory committees only and had no delegated powers or decision making authority from the Board. The CEO Search Committee and Transitional Advisory Committee were dissolved on February 14, 2011.

Model Code for Securities Transactions

As reported on page 56 of our 2010 Annual Report, the Company has devised its own securities trading code for securities transactions (the “Company Code”) by the Directors and relevant employees who are likely to be in possession of unpublished price-sensitive information of the Company on terms no less exacting than the Model Code for Securities Transactions by Directors of Listed Issuers as set out in Appendix 10 of the Listing Rules (the “Model Code”). Following specific enquiry by the Company, all Directors have confirmed that they have complied with the required standard set out in the Company Code during the six months ended June 30, 2011.

Board and Board Committees Composition

There were no changes to the composition of the Board during the first half of 2011; however, on July 27, 2011 the following changes were made:

Mr. Edward Matthew Tracy, the Company’s President and Chief Executive Officer from July 27, 2011, and the President and Chief Operating Officer from July 27, 2010 to July 27, 2011, was appointed as an Executive Director with effect from July 27, 2011. As an Executive Director, Mr. Tracy does not receive any emoluments for his position on the Board and his appointment is not governed by a service contract. Mr. Tracy will serve as an Executive Director of the Company for an initial term of three years; however, he is subject to retirement by rotation and re-election at the annual general meeting of the Company in accordance with the articles of association of the Company.

Mr. Lau Wong William was appointed as a Non-Executive Director of the Company with effect from July 27, 2011. As a Non-Executive Director, Mr. Lau will receive directors’ fees amounting to US$75,000 per annum. The emoluments of Mr. Lau are determined by the Board with reference to his duties and responsibilities with the Company and the Company’s remuneration policy and are subject to review by the Remuneration Committee from time to time. His emoluments are covered by the letter of appointment issued by the Company and any subsequent revision approved by the Board. Mr. Lau was appointed for an initial term of three years commencing from July 27, 2011. He is subject to retirement by rotation and re-election at the annual general meeting of the Company in accordance with the articles of association of the Company.

Mr. Michael Alan Leven, the Company’s Acting Chief Executive Officer from July 23, 2010 until July 27, 2011, a Special Advisor to the Board from October 14, 2009 until July 27, 2010 and an Executive Director of the Company from July 27, 2010 until July 27, 2011, was re-designated as Non-Executive Director of the Company with effect from July 27, 2011. Mr. Leven will serve as a Non-Executive Director of the Company for a term of two years, and is subject to retirement by rotation and re-election at the annual general meeting of the Company in accordance with the articles of association of the Company. Mr. Leven will not receive any director’s fees/emoluments for services provided to the Company in his capacity as a Non-Executive Director of the Company.

As at June 30, 2011, the composition of the Board was as follows:

Executive Directors	Title	Note

Michael Alan Leven	Acting Chief Executive Officer	Appointed July 27, 2010
(David Alec Andrew Fleming
as his alternate)
Toh Hup Hock	Chief Financial Officer,	Appointed June 30, 2010
Executive Vice President

Non-Executive Directors
Sheldon Gary Adelson	Chairman	Appointed August 18, 2009
Jeffrey Howard Schwartz		Appointed October 14, 2009
Irwin Abe Siegel		Appointed October 14, 2009

Independent Non-Executive Directors
Iain Ferguson Bruce		Appointed October 14, 2009
Chiang Yun		Appointed October 14, 2009
David Muir Turnbull		Appointed October 14, 2009

Since June 30, 2011, there have been changes to the composition of the Board. In order to provide our Shareholders with the most up to date information on the Company, the most recent changes to the Board of the Company are detailed below:

Executive Directors	Title	Note

Edward Matthew Tracy	President and Chief Executive Officer	Appointed July 27, 2011
Toh Hup Hock	Chief Financial Officer,	Appointed June 30, 2010
Executive Vice President

Non-Executive Directors
Sheldon Gary Adelson	Chairman	Appointed August 18, 2009
Michael Alan Leven		Re-designated as a Non-Executive Director on July 27, 2011
(David Alec Andrew Fleming as his alternate)
Jeffrey Howard Schwartz		Appointed October 14, 2009
Irwin Abe Siegel		Appointed October 14, 2009
Lau Wong William		Appointed July 27, 2011

Independent Non-Executive Directors
Iain Ferguson Bruce		Appointed October 14, 2009
Chiang Yun		Appointed October 14, 2009
David Muir Turnbull		Appointed October 14, 2009

The composition of the Board Committees as at June 30, 2011 was as follows:

Audit Committee	Remuneration Committee	Parcels 5 and 6 Capital Expenditure Committee

Iain Ferguson Bruce	David Muir Turnbull	Michael Alan Leven
(Chairman)	(Chairman)	(Chairman)
Irwin Abe Siegel	Iain Ferguson Bruce	Iain Ferguson Bruce
Chiang Yun	Jeffrey Howard Schwartz	Jeffrey Howard Schwartz
Edward Matthew Tracy
(Special advisor)

The composition of the Board Committees as at the date hereunder is as follows:

Audit Committee	Remuneration Committee	Parcels 5 and 6 Capital Expenditure Committee

Iain Ferguson Bruce	David Muir Turnbull	Michael Alan Leven
(Chairman)	(Chairman)	(Chairman)
Irwin Abe Siegel	Iain Ferguson Bruce	Iain Ferguson Bruce
Chiang Yun	Jeffrey Howard Schwartz	Jeffrey Howard Schwartz
Edward Matthew Tracy

Audit Committee Review

The Audit Committee has reviewed the accounting policies adopted by the Group and the unaudited condensed consolidated interim financial information for the six months ended June 30, 2011. All of the Audit Committee members are Non-Executive Directors, with the Chairman and Mr. Siegel possessing the appropriate professional qualifications or accounting or related financial management experience. No member of the Audit Committee is a former partner of the Company’s existing external auditors.

Purchase, Sale or Redemption of the Company’s Listed Shares

There was no purchase, sale or redemption of the Company’s listed shares by the Company or any of its subsidiaries during the six months ended June 30, 2011.

The financial information set out below in this announcement represents an extract from the condensed consolidated interim financial information, which is unaudited but has been reviewed by the Company’s independent auditor, PricewaterhouseCoopers (“PwC”), in accordance with the International Standard on Review Engagements 2410 “Review of Interim Financial Information Performed by the Independent Auditor of the Entity”, and by the Audit Committee.

Consolidated Income Statement

		Six months ended June 30,
		2011	2010
	Note	US$’000, except per share data
		(Unaudited)
Net revenues	4	2,360,840	1,980,499
Gaming tax		(1,014,180)	(872,525)
Inventories consumed		(21,950)	(20,507)
Employee benefit expenses		(248,162)	(223,039)
Depreciation and amortization		(141,212)	(163,339)
Gaming promoter/agency commissions		(125,068)	(109,177)
Other expenses	5	(240,440)	(270,984)

Operating profit		569,828	320,928
Interest income		1,914	1,175
Interest expense, net of amounts capitalized	6	(31,059)	(71,450)

Profit before income tax		540,683	250,653
Income tax expense	7	(1,142)	(153)

Profit for the period attributable to equity holders of the Company		539,541	250,500

Dividends	8	—	—

Earnings per share for profit attributable to equity holders of the Company
— Basic	9	US6.70 cents	US3.11 cents

— Diluted	9	US6.70 cents	US3.11 cents

Consolidated Statement of Comprehensive Income

	Six months ended June 30,
	2011	2010
	US$’000
	(Unaudited)
Profit for the period attributable to equity holders of the Company	539,541	250,500
Other comprehensive loss, net of tax:
Currency translation differences	(112)	(13,969)

Total comprehensive income for the period attributable to equity holders of the Company	539,429	236,531

Consolidated Balance Sheet

		June 30,	December 31,
		2011	2010
	Note	US$’000
		(Unaudited)	(Audited)
ASSETS
Non-current assets
Investment properties, net		754,831	759,892
Property and equipment, net		5,748,197	5,503,312
Intangible assets, net		30,784	34,637
Deferred income tax assets		31	13
Financial assets at fair value through profit or loss		345	1,301
Other assets, net		29,897	35,591
Trade and other receivables and prepayments, net		12,650	20,656
Restricted cash and cash equivalents		266,483	640,597

Total non-current assets		6,843,218	6,995,999

Current assets
Deferred income tax assets		—	21
Inventories		9,153	8,710
Trade and other receivables and prepayments, net	10	309,589	291,602
Restricted cash and cash equivalents		167,642	137,456
Cash and cash equivalents		1,543,185	1,040,761

Total current assets		2,029,569	1,478,550

Total assets		8,872,787	8,474,549

		June 30,	December 31,
		2011	2010
	Note	US$’000
		(Unaudited)	(Audited)

EQUITY
Capital and reserves attributable to equity holders of the Company
Share capital		80,487	80,479
Reserves		4,828,883	4,281,888

Total equity		4,909,370	4,362,367

LIABILITIES
Non-current liabilities
Trade and other payables	11	16,297	15,016
Borrowings	12	2,404,005	2,746,451

Total non-current liabilities		2,420,302	2,761,467

Current liabilities
Trade and other payables	11	865,475	960,226
Current income tax liabilities		1,277	3,739
Borrowings	12	676,363	386,750

Total current liabilities		1,543,115	1,350,715

Total liabilities		3,963,417	4,112,182

Total equity and liabilities		8,872,787	8,474,549

Net current assets		486,454	127,835

Total assets less current liabilities		7,329,672	7,123,834

Notes to the Financial Information

1.	Basis of preparation

The unaudited consolidated interim financial information (the “Interim Financial Information”) is presented in United States dollars (“US$”), unless otherwise stated. This Interim Financial Information was approved and authorized for issue by the Board of Directors of the Company on August 29, 2011.

This Interim Financial Information for the six months ended June 30, 2011 has been prepared in accordance with the International Accounting Standard (“IAS”) 34 “Interim Financial Reporting” issued by the International Accounting Standard Board (“IASB”) and the applicable disclosure requirements of Appendix 16 to the Listing Rules. It should be read in conjunction with the Group’s annual financial statements for the year ended December 31, 2010, which were prepared in accordance with International Financial Reporting Standards (“IFRS”).

2.	Significant accounting policies

Except as described below, accounting policies adopted in the preparation of the Interim Financial Information for the six months ended June 30, 2011 are consistent with those adopted and as described in the Group’s annual financial statements for the year ended December 31, 2010.

During the period, there have been a number of new or revised standards, amendments to standards and interpretations that have come to effect, for which the Group has adopted such at their respective effective dates. The adoption of these new standards, amendments to standards and interpretations has no material impact on the results of operations and financial position of the Group. Amendment to IAS 34 “Interim Financial Reporting” is effective for annual periods beginning on or after January 1, 2011. It emphasizes the existing disclosure principles in IAS 34 and adds further guidance to illustrate how to apply these principles. Greater emphasis has been placed on the disclosure principles for significant events and transactions. Additional requirements cover disclosure of changes to fair value measurement (if significant), and the need to update relevant information from the most recent annual report. The amendment does not result in additional disclosures to the Group.

The Group has not early adopted the following new or revised standards, amendments and interpretations that have been issued but are not yet effective for the period:

Effective for annual periods beginning on or after

IAS 1 (Amendment)	Presentation of Financial Statements	July 1, 2012
IAS 12 (Amendment)	Deferred Tax — Recovery of Underlying Assets	January 1, 2012
IAS 19 (Amendment)	Employee Benefits	January 1, 2013
IAS 27 (Revised 2011)	Separate Financial Statements	January 1, 2013
IAS 28 (Revised 2011)	Investments in Associates and Joint Ventures	January 1, 2013
IFRS 1 (Amendment)	Severe Hyperinflation and Removal of Fixed Dates for First-time Adopters	July 1, 2011
IFRS 7 (Amendments)	Disclosures — Transfers of Financial Assets	July 1, 2011
IFRS 9	Financial Instruments	January 1, 2013
IFRS 10	Consolidated Financial Statements	January 1, 2013
IFRS 11	Joint Arrangements	January 1, 2013
IFRS 12	Disclosure of Interests in Other Entities	January 1, 2013
IFRS 13	Fair Value Measurements	January 1, 2013

The Group will adopt the above new and revised standards, amendments and interpretations as and when they become effective. The Group has already commenced the assessment of the impact to the Group and is not yet in a position to state whether these would have a significant impact on the results of operations and financial position of the Group.

3.	Segment information

Management has determined the operating segments based on the reports reviewed by a group of senior management to make strategic decisions. The Group considers the business from a property and service perspective.

The Group’s principal operating and developmental activities occur in Macao, which is the sole geographic area that the Group domiciles. The Group reviews the results of operations for each of its key operating segments, which are also the reportable segments: Sands Macao, The Venetian Macao, The Plaza Macao, ferry and other operations and other developments (on Parcels 3, 5, 6, 7 and 8 on Cotai).

Revenue comprises turnover from sale of goods and services in the ordinary course of the Group’s activities. Sands Macao, The Venetian Macao, The Plaza Macao and other developments, once in operation will, derive their revenue primarily from casino, hotel, food and beverage, mall, convention, retail and other sources. Ferry and other operations mainly derive their revenue from the sale of ferry tickets for transportation between Hong Kong and Macao.

The Group’s segment information is as follows:

	Six months ended June 30,
	2011	2010
	US$’000
	(Unaudited)
Net revenues:
The Venetian Macao	1,370,216	1,128,446
Sands Macao	650,246	584,159
The Plaza Macao	291,646	246,226
Ferry and other operations	58,225	44,351
Other developments	—	—
Inter-segment revenues	(9,493)	(22,683)

	2,360,840	1,980,499

	Six months ended June 30,
	2011	2010
	US$’000
	(Unaudited)
Adjusted EBITDA (Note):
The Venetian Macao	486,840	362,624
Sands Macao	187,370	150,359
The Plaza Macao	94,893	52,434
Ferry and other operations	(14,165)	(10,983)
Other developments	—	—

	754,938	554,434

Note:

Adjusted EBITDA is profit before share-based compensation, corporate expense, pre-opening expense, depreciation and amortization (net of amortization of show production costs), gain/(loss) on disposal of property and equipment, net foreign exchange gains/(losses), fair value losses on financial assets at fair value through profit or loss, interest and income tax expense. Adjusted EBITDA is used by management as the primary measure of operating performance of the Group’s properties and to compare the operating performance of the Group’s properties with that of its competitors. However, adjusted EBITDA should not be considered in isolation; construed as an alternative to profit or operating profit; as an indicator of the Group’s IFRS operating performance, other combined operations or cash flow data; or as an alternative to cash flow as a measure of liquidity. As a result, adjusted EBITDA as presented by the Group may not be directly comparable to other similarly titled measures presented by other companies.

	Six months ended June 30,
	2011	2010
	US$’000
	(Unaudited)
Depreciation and amortization:
The Venetian Macao	90,122	108,928
Sands Macao	16,204	21,470
The Plaza Macao	27,191	25,257
Ferry and other operations	7,653	7,596
Other developments	42	88

	141,212	163,339

The following is a reconciliation of adjusted EBITDA to profit for the period attributable to equity holders of the Company:

	Six months ended June 30,
	2011	2010
	US$’000
	(Unaudited)
Adjusted EBITDA	754,938	554,434
Share-based compensation granted to employees by LVS and the Company, net of amounts capitalized	(5,761)	(7,224)
Corporate expense	(15,700)	(13,571)
Pre-opening expense	(23,825)	(12,213)
Depreciation and amortization	(141,212)	(163,339)
Amortization of show production costs	2,164	2,105
Loss on disposal of property and equipment	(1,314)	(29,435)
Net foreign exchange gains/(losses)	1,494	(8,414)
Fair value losses on financial assets at fair value through profit or loss	(956)	(1,415)

Operating profit	569,828	320,928
Interest income	1,914	1,175
Interest expense, net of amounts capitalized	(31,059)	(71,450)

Profit before income tax	540,683	250,653
Income tax expense	(1,142)	(153)

Profit for the period attributable to equity holders of the Company	539,541	250,500

	June 30,	December 31,
	2011	2010
	US$’000
	(Unaudited)	(Audited)
Total assets
The Venetian Macao	3,660,855	3,216,339
Sands Macao	471,407	486,156
The Plaza Macao	1,143,826	1,174,235
Ferry and other operations	281,385	308,886
Other developments	3,315,314	3,288,933

	8,872,787	8,474,549

	June 30,	December 31,
	2011	2010
	US$’000
	(Unaudited)	(Audited)
Total non-current assets
Held locally	6,626,457	6,771,636
Held in foreign countries	216,385	223,049
Deferred income tax assets	31	13
Financial assets at fair value through profit or loss	345	1,301

	6,843,218	6,995,999

4.	Net revenues

	Six months ended June 30,
	2011	2010
	US$’000
	(Unaudited)
Casino	2,083,626	1,768,543
Rooms	86,732	67,477
Food and beverage	38,820	34,882
Mall
— Income from right of use	56,228	43,477
— Management fees and other	12,784	11,026
Convention, ferry, retail and other	82,650	55,094

	2,360,840	1,980,499

5.	Other expenses

	Six months ended June 30,
	2011	2010
	US$’000
	(Unaudited)
Utilities and operating supplies	68,532	61,232
Provision for doubtful accounts	20,302	19,366
Management fees	13,838	13,592
Suspension costs	11,685	6,688
Royalty fees	10,380	10,100
Operating lease payments	6,692	4,522
Loss on disposal of property and equipment	1,314	29,435
Fair value losses on financial assets at fair value through profit or loss	956	1,415
Auditor’s remuneration	530	432
Net foreign exchange (gains)/losses	(1,494)	8,414
Other support services	63,244	58,466
Other operating expenses	44,461	57,322

	240,440	270,984

6.	Interest expense, net of amounts capitalized

	Six months ended June 30,
	2011	2010
	US$’000
	(Unaudited)
Bank borrowings	69,279	65,635
Amortization of deferred financing costs	12,774	8,102
Finance lease liabilities	6,084	4,207
Standby fee and other financing costs	11,619	4,947

	99,756	82,891
Less: interest capitalized	(68,697)	(11,441)

Interest expense, net of amounts capitalized	31,059	71,450

7.	Income tax expense

	Six months ended June 30,
	2011	2010
	US$’000
	(Unaudited)
Current income tax
Macao complementary tax	131	70
Lump sum in lieu of Macao complementary tax on dividend	899	—
Other overseas taxes	3	66

Underprovision in prior years
Macao complementary tax	89	—
Lump sum in lieu of Macao complementary tax on dividend	16	—

Deferred income tax	4	17

Income tax expense	1,142	153

8.	Dividends

No dividend has been paid or declared by the Company for the six months ended June 30, 2011 (six months ended June 30, 2010: same).

9.	Earnings per share

(a)	Basic

Basic earnings per share is calculated by dividing the profit for the period attributable to equity holders of the Company by the weighted average number of ordinary shares in issue during the period.

	Six months ended June 30,
	2011	2010
	(Unaudited)
Profit attributable to equity holders of the Company (US$’000)	539,541	250,500

Weighted average number of shares (thousand shares)	8,048,085	8,047,865

Earnings per share, basic (US$)	US6.70 cents	US3.11 cents

Earnings per share, basic (HK$)(i)	HK52.14 cents	HK24.20 cents

(b)	Diluted

Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares. For the six months ended June 30, 2011, the Company has outstanding share options that will dilute the potential ordinary shares. For the share options, a calculation is done to determine the number of shares that could have been acquired at fair value (determined as the average annual market share price of the Company’s shares) based on the monetary value of the subscription rights attached to outstanding share options. The number of shares calculated as above is compared with the number of shares that would have been issued assuming the exercise of the share options.

For the six months ended June 30, 2010, diluted earnings per share are equal to basic earnings per share as there were no potential dilutive ordinary shares outstanding during the period.

	Six months ended June 30,
	2011	2010
	(Unaudited)
Profit attributable to equity holders of the Company (US$’000)	539,541	250,500

Weighted average number of shares (thousand shares)	8,048,085	8,047,865
Adjustments for share options (thousand shares)	1,797	—

Weighted average number of shares for diluted earnings per share (thousand shares)	8,049,882	8,047,865

Earnings per share, diluted (US$)	US6.70 cents	US3.11 cents

Earnings per share, diluted (HK$)(i)	HK52.14 cents	HK24.20 cents

(i)

The translation of US$ amounts into HK$ amounts has been made at the rate of US$1.00 to HK$7.7827 (six months ended June 30, 2010: US$1.00 to HK$7.7827). No representation is made that the HK$ amounts have been, could have been or could be converted into US$, or vice versa, at that rate, or at any other rates or at all.

10.	Trade receivables

Trade receivables mainly include casino receivables. The Group generally does not charge interest for credit granted but requires a personal cheque or other acceptable forms of security. In respect of gaming promoters, the receivables can be offset against the commission payables. Absent special approval, the credit period granted to selected premium and mass market players is typically 15 days, while for gaming promoters, the receivable is typically repayable within one month following the granting of the credit subject to terms of the relevant credit agreement. The aging analysis of trade receivables, net of provision for doubtful accounts, is as follows:

	June 30, 2011	December 31, 2010
	US$’000
	(Unaudited)	(Audited)
0–30 days	234,402	209,330
31–60 days	17,916	14,251
61–90 days	9,820	5,680
Over 90 days	18,653	24,523

	280,791	253,784

11.	Trade and other payables

	June 30, 2011	December 31, 2010
	US$’000
	(Unaudited)	(Audited)
Trade payables	17,023	26,532
Outstanding chips and other casino liabilities	260,085	366,004
Construction payables and accruals	186,897	165,989
Other tax payables	169,201	166,921
Deposits	96,335	85,614
Accrued employee benefit expenses	47,797	54,575
Interest payables	19,617	29,280
Payables to related companies — non-trade	10,925	9,417
Other payables and accruals	73,892	70,910

	881,772	975,242
Less: non-current portion	(16,297)	(15,016)

Current portion	865,475	960,226

The aging analysis of trade payables is as follows:

	June 30, 2011	December 31, 2010
	US$’000
	(Unaudited)	(Audited)
0–30 days	7,461	8,852
31–60 days	5,241	9,408
61–90 days	3,535	5,194
Over 90 days	786	3,078

	17,023	26,532

12.	Borrowings

	June 30, 2011	December 31, 2010
	US$’000
	(Unaudited)	(Audited)
Non-current portion
Bank loans, secured	2,311,210	2,642,492
Finance lease liabilities on leasehold interests in land, secured	150,614	174,338
Other finance lease liabilities, secured	178	336

	2,462,002	2,817,166
Less: deferred financing costs	(57,997)	(70,715)

	2,404,005	2,746,451

Current portion
Bank loans, secured	632,030	343,267
Finance lease liabilities on leasehold interests in land, secured	44,045	43,190
Other finance lease liabilities, secured	288	293

	676,363	386,750

Total borrowings	3,080,368	3,133,201

VML and VOL Credit Facilities Refinancing

The Group is currently in the process of refinancing the VML Credit Facility and VOL Credit Facility. The Group has received lender commitments for US$3.7 billion and will have the option to raise incremental senior secured and unsecured debt under existing baskets within the new credit facility. The new credit facility, once entered into, is expected to significantly reduce the Group’s interest expense, extend the Group’s debt maturities to 2016, enhance the Group’s financial flexibility and further strengthen its financial position. Proceeds from the new senior secured credit facility coupled with cash on hand will be used to retire the outstanding balances and commitments on the existing VML Credit Facility and VOL Credit Facility as well as fund the completion of the construction of the first two phases of Sands Cotai Central. The refinancing is subject to final loan documentation as well as certain Macao Government approvals.

PUBLICATION OF INTERIM RESULTS ON THE WEBSITES OF THE STOCK EXCHANGE AND THE COMPANY

This announcement is published on the websites of the Stock Exchange (www.hkexnews.hk) and the Company (www.sandschinaltd.com). The interim report for the six months ended June 30, 2011 will be dispatched to our Shareholders and published on the websites of the Stock Exchange and the Company in due course.

By order of the Board

SANDS CHINA LTD.

Sheldon Gary Adelson

Chairman

Macao, August 29, 2011

As at the date of this announcement, the directors of the Company are:

Executive Directors:

Edward Matthew Tracy

Toh Hup Hock

Non-Executive Directors:

Sheldon Gary Adelson

Michael Alan Leven (David Alec Andrew Fleming as his alternate)

Jeffrey Howard Schwartz

Irwin Abe Siegel

Lau Wong William

Independent Non-Executive Directors:

Iain Ferguson Bruce

Chiang Yun

David Muir Turnbull

*	For identification purposes only.